Exhibit 99.1

eBAY INC. ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

— Company Reports Record Q1 Net Revenues of $756.2 Million, Up 59% Year Over Year —
— Achieves Q1 GAAP Diluted EPS of $0.30 and Pro Forma Diluted EPS of $0.31 —
— Raises 2004 Net Revenues and EPS Guidance —

San Jose, CA, April 21, 2004 – eBay Inc. (Nasdaq: EBAY; www.ebay.com), The World’s Online Marketplace, reported financial results for its quarter ended March 31, 2004.

eBay reported record consolidated Q1-04 net revenues of $756.2 million, up 59% year over year; record operating income of $266.7 million, up 80% year over year; and record pro forma operating income of $286.4 million, up 73% year over year. Operating income was 35% of net revenues and pro forma operating income was 38% of net revenues.

Consolidated net income in Q1-04 was $200.1 million, or $0.30 per diluted share. eBay’s pro forma consolidated net income, excluding certain items, was a record $210.8 million, or $0.31 per diluted share.

These results exceeded the company’s guidance of $700 million for net revenues, $0.24 for earnings per diluted share and $0.25 for pro forma earnings per diluted share.

“eBay’s Q1 results exceeded our highest expectations,” said Meg Whitman, President and CEO of eBay. “Our continuing momentum demonstrates yet again the power of eBay’s community and reinforces our confidence in the long-term potential of our business.”

Key Financial and Operating Metrics

Consolidated Net Revenues — Consolidated net revenues totaled a record $756.2 million, which represented an increase of 59% from the $476.5 million reported in Q1-03.

Transaction Revenues — Consolidated net transaction revenues totaled a record $738.8 million, which represented an increase of 59% from the $465.6 million reported in Q1-03.

•	eBay U.S. Net Transaction Revenues — eBay U.S. net transaction revenues totaled $326.2 million in Q1-04, reflecting 39% year-over-year growth.

•	eBay International Net Transaction Revenues — eBay International net transaction revenues totaled $257.1 million in Q1-04, representing 87% year-over-year growth.

•	Payments Net Transaction Revenues — Payments net transaction revenues totaled $155.5 million in Q1-04, representing 67% year-over-year growth.

eBay Announces Q1-04 Earnings (cont.)

Confirmed Registered Users — Cumulative confirmed registered users at the end of Q1-04 totaled a record 104.8 million, representing a 52% increase over the 68.8 million users reported at the end of Q1-03.

Active Users — Active users, the number of users on the eBay platform who bid, bought or listed over the trailing 12 months, increased to 45.1 million, a 45% increase over the 31.1 million active users reported in the same period a year ago.

Listings — Listings totaled a record 327.7 million in Q1-04, 49% higher than the 219.7 million listings reported in Q1-03.

Gross Merchandise Sales (GMS) — GMS, the total value of items sold, was a record $8.0 billion, representing a 51% year-over-year increase from the $5.3 billion reported in Q1-03.

Total Payments Accounts — eBay’s PayPal business had 45.6 million total accounts at the end of Q1-04, a 67% increase from the 27.2 million reported in Q1-03.

Total Payment Volume (TPV) — PayPal’s TPV was $4.3 billion in Q1-04, a 64% increase from the $2.6 billion reported in Q1-03.

Gross Profit — Gross profit was a record $621.9 million, or 82% of net revenues, which was up from the 81% level reported in Q1-03.

Operating Income — Operating income was a record $266.7 million, or 35% of net revenues, an 80% increase over the $148.1 million reported in Q1-03. Pro forma operating income increased 73% year over year to a record $286.4 million, or 38% of net revenues, compared to 35% in Q1-03.

GAAP Net Income — GAAP net income increased 92% year over year to $200.1 million, or $0.30 per diluted share.

Pro Forma Net Income — Pro forma net income increased 81% year over year to a record $210.8 million, or $0.31 per diluted share.

Operating and Free Cash Flows — Operating cash flows totaled $366.2 million. Free cash flows, representing operating cash flows less capital expenditures, totaled $295.3 million.

Key Category Performance — Based on Q1-04 GMS, eBay now has twelve categories that deliver $1 billion or more in worldwide annualized GMS: eBay Motors at $8.7 billion; Computers at $2.6 billion; Consumer Electronics at $2.5 billion; Books/Movies/Music at $2.4 billion; Clothing and Accessories at $2.2 billion; Sports at $2.0 billion; Collectibles at $1.6 billion; Home & Garden at $1.6 billion; Toys at $1.5 billion; Jewelry & Gemstones at $1.3 billion; Cameras & Photo at $1.2 billion; and Business & Industrial at $1.1 billion.

eBay Announces Q1-04 Earnings (cont.)

Fixed Price Trading — eBay’s fixed price trading contributed approximately $2.2 billion or 28% of total GMS during Q1-04, primarily from eBay’s “Buy It Now” feature.

eBay Stores — eBay hosts approximately 146,000 stores worldwide. In Q1-04, the company initiated store fees for the first time for certain of its international websites.

Mobile.de — On April 1, 2004, eBay completed its acquisition of mobile.de, one of the leading online classifieds websites for vehicles in Germany. eBay acquired all outstanding shares of mobile.de for approximately Euro 121 million in cash, or approximately US $150 million, based on the April 1, 2004 exchange rate of Euro 1.24 per US $1.00.

Consolidated Financial and Operating Summary

eBay reported record consolidated net revenues of $756.2 million in Q1-04, representing a 59% year-over-year increase. On a year-over-year basis, consolidated net revenues reflected a foreign exchange benefit in Q1-04 of approximately $47.1 million. On a sequential basis, consolidated net revenues reflected a foreign exchange benefit in Q1-04 of approximately $18.0 million, primarily related to the Euro.

Gross profit as a percentage of net revenues was 82%, a percentage point improvement from the 81% level reported in Q1-03, primarily reflecting improved cost leverage and the continuing effects of cost savings from eBay Picture Services, launched in Q4-03.

Sales and marketing expenses totaled $192.7 million, or 25% of net revenues, compared with 26% reported in Q1-03. The incremental dollar change in sales and marketing costs primarily reflects international expansion and increases in both on-line and off-line marketing efforts.

Product development expenses totaled $52.7 million, or 7% of net revenues, consistent with 7% of net revenues reported in Q1-03. Total product development expenses in Q1-04 do not include $10.2 million of required cost capitalization for major site and other product development efforts.

General and administrative costs totaled $90.6 million, or 12% of net revenues, down from the 13% of net revenues reported in Q1-03. The incremental dollar change in general and administrative costs primarily reflects increases in headcount and professional services.

Income from operations totaled a record $266.7 million during Q1-04, an 80% increase over the $148.1 million reported in Q1-03. On a pro forma basis, income from operations totaled a record $286.4 million, a 73% increase over the $165.6 million reported in Q1-03. Included in both the GAAP and pro forma Q1-04 results was a $29.5 million year-over-year net benefit from changes in foreign exchange rates.

eBay Announces Q1-04 Earnings (cont.)

Net interest and other income totaled $21.2 million in Q1-04, up from the $7.4 million reported in Q1-03. The increase in Q1-04 was primarily the result of gains of approximately $14.8 million due to certain sublease amendments and contract terminations.

The GAAP and pro forma effective tax rates for Q1-04 were 30% and 31% respectively, a decrease from the 32% GAAP and pro forma effective tax rates in Q1-03. The lower rates reflect an increased profit contribution from the company’s international operations.

eBay’s balance sheet remains strong. At the end of Q1-04, the company had $3.1 billion in aggregate cash and investments and more than $6.4 billion in total assets.

The company reported $366.2 million in operating cash flows and $70.9 million of capital expenditures in Q1-04, resulting in free cash flows of $295.3 million.

Business Outlook

For the remainder of 2004, and consistent with eBay’s long-term opportunity and financial strategy, the company plans to invest aggressively in China, product development, site infrastructure, sales and marketing, and the international expansion of PayPal.

Net Revenues – The company now expects that consolidated net revenues for 2004 could be as high as $3.15 billion, $150 million higher than the company’s most recent guidance. This improved outlook derives from the strength of eBay’s U.S., International and Payments businesses. From a quarterly perspective, eBay expects that consolidated net revenues could be as high as $760 million in Q2-04, $765 million in Q3-04 and $869 million in Q4-04. eBay’s guidance is based on an assumed 2004 quarterly weighted average exchange rate of US $1.20 per Euro.

GAAP Diluted EPS – eBay now expects that GAAP earnings per diluted share for the full year 2004 could be as high as $1.06, $0.07 higher than the company’s most recent guidance. From a quarterly perspective, eBay estimates that GAAP earnings per diluted share could be as high as $0.24 in Q2-04, $0.24 in Q3-04 and $0.29 in Q4-04.

Pro Forma Diluted EPS – eBay now expects that pro forma earnings per diluted share for the full year 2004 could be as high as $1.13, $0.09 higher than the company’s most recent guidance. From a quarterly perspective, eBay estimates pro forma earnings per diluted share could be as high as $0.26 in Q2-04, $0.25 in Q3-04 and $0.31 in Q4-04.

Effective Tax Rate – eBay’s current estimate for its 2004 effective tax rate is 30% on a GAAP basis and 31% on a pro forma basis, which is consistent with previous guidance.

Capital Expenditures – eBay expects its capital expenditures to total $250 million for the full year 2004, without taking into account acquisitions, which is consistent with previous guidance.

eBay Announces Q1-04 Earnings (cont.)

Non-GAAP Measures

To supplement the company’s consolidated financial statements presented in accordance with GAAP, eBay uses non-GAAP measures of certain components of financial performance, including gross profit, operating income, net income, earnings per share, cash flows, and effective tax rate, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Consistent with the company’s historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

About eBay

eBay is The World’s Online Marketplace®. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world. Through an array of services, such as its payment solution provider PayPal, eBay is enabling global e-commerce for an ever-growing online community.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. Those statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to manage an increasingly large company with a broad range of businesses; the company’s ability to deal with the increasingly competitive environment for online trading, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the litigation, regulatory, credit card association, and other risks specific to PayPal; the company’s need to manage other regulatory, tax, and litigation risks even as its product offerings expand and its services are offered in more jurisdictions; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain site stability on all of its sites; the company’s ability to continue to expand its model to new types of merchandise and sellers; the company’s ability to continue to expand outside of the US; fluctuations in foreign exchange rates; and the costs and benefits of announced and prospective acquisitions and other commercial transactions.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s

eBay Announces Q1-04 Earnings (cont.)

annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

###

Investor Relations Contacts:	David Joseph	408-376-7057
	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet
(U.S. Dollars In Thousands)

	December 31,	March 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$1,381,513	$1,501,708
Short-term investments	340,576	418,677
Accounts receivable, net	225,871	225,050
Funds receivable	79,893	142,655
Other current assets	118,029	370,270

Total current assets	2,145,882	2,658,360
Long-term investments	934,171	1,166,674
Restricted cash and investments	127,432	1,114
Property and equipment, net	601,785	628,086
Goodwill	1,719,311	1,721,794
Intangible assets, net	274,057	260,053
Other assets	17,496	22,165

	$5,820,134	$6,458,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,633	$107,480
Funds payable and amounts due to customers	106,568	247,436
Accrued expenses and other current liabilities	356,491	344,669
Deferred revenue and customer advances	28,874	36,886
Short-term debt	2,840	124,838
Income taxes payable	87,870	95,856

Total current liabilities	647,276	957,165
Long-term obligations	124,476	1,330
Deferred tax liabilities	79,238	84,745
Other liabilities	33,494	18,896
Minority interests	39,408	41,469

Total liabilities	923,892	1,103,605

Total stockholders’ equity	4,896,242	5,354,641

	$5,820,134	$6,458,246

eBay Inc.
Unaudited Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2003	2004
Net revenues	$476,492	$756,239
Cost of net revenues	92,098	134,358

Gross profit	384,394	621,881

Operating expenses:
Sales and marketing	123,760	192,690
Product development	34,332	52,698
General and administrative	63,000	90,636
Payroll tax on employee stock options	3,290	5,146
Amortization of acquired intangible assets	11,868	13,963

Total operating expenses	236,250	355,133

Income from operations	148,144	266,748
Interest and other income (expense), net	7,704	23,499
Interest expense	(31)	(2,331)
Impairment of certain equity investments	(230)	—

Income before income taxes and minority interests	155,587	287,916
Provision for income taxes	(49,018)	(85,756)
Minority interests	(2,378)	(2,060)

Net income	$104,191	$200,100

Net income per share:
Basic	$0.17	$0.31

Diluted	$0.16	$0.30

Weighted average shares:
Basic	627,316	652,501

Diluted	642,518	673,798

eBay Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
(U.S. Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended					Three Months Ended
	March 31, 2003					March 31, 2004
		Pro Forma					Pro Forma
	Reported	Entries			Pro Forma	Reported	Entries			Pro Forma
Net revenues	$476,492	$—			$476,492	$756,239	$—			$756,239
Cost of net revenues	92,098	(84)	(a	)	92,014	134,358	(24)	(a	)	134,334

Gross profit	384,394	84			384,478	621,881	24			621,905

Operating expenses:
Sales and marketing	123,760	(418)	(a	)	123,342	192,690	(75)	(a	)	192,615
Product development	34,332	(517)	(a	)	33,815	52,698	(189)	(a	)	52,509
General and administrative	63,000	(1,253)	(a	)	61,747	90,636	(268)	(a	)	90,368
Payroll tax on employee stock options	3,290	(3,290)	(b	)	—	5,146	(5,146)	(b	)	—
Amortization of acquired intangible assets	11,868	(11,868)	(c	)	—	13,963	(13,963)	(c	)	—

Total operating expenses	236,250	(17,346)			218,904	355,133	(19,641)			335,492

Income from operations	148,144	17,430			165,574	266,748	19,665			286,413
Interest and other income (expense), net	7,704	—			7,704	23,499	—			23,499
Interest expense	(31)	—			(31)	(2,331)	—			(2,331)
Impairment of certain equity investments	(230)	230	(d	)	—	—	—			—

Income before income taxes and minority interests	155,587	17,660			173,247	287,916	19,665			307,581
Provision for income taxes	(49,018)	(5,651)	(e	)	(54,669)	(85,756)	(8,979)	(e	)	(94,735)
Minority interests	(2,378)	—			(2,378)	(2,060)	—			(2,060)

Net income	$104,191	$12,009			$116,200	$200,100	$10,686			$210,786

Net income per share:
Basic	$0.17				$0.19	$0.31				$0.32

Diluted	$0.16				$0.18	$0.30				$0.31

Weighted average shares:
Basic	627,316				627,316	652,501				652,501

Diluted	642,518				642,518	673,798				673,798

Operating Margin	31%	4%			35%	35%	3%			38%

Notes:

(a)	Non-cash stock based compensation expense

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Impairment of certain equity investments

(e)	Income taxes associated with certain pro forma entries

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(U.S. Dollars In Thousands)

	Three Months Ended
	March 31,
	2003	2004
Cash flows from operating activities:
Net income	$104,191	$200,100
Adjustments:
Provision for doubtful accounts and authorized credits	9,137	15,604
Provision for transaction losses	8,993	11,644
Depreciation and amortization	32,020	55,685
Stock-based compensation	2,272	556
Tax benefit on the exercise of employee stock options	41,340	76,640
Impairment of certain equity investments	230	—
Minority interests	1,778	2,060
Changes in assets and liabilities:
Accounts receivable	(34,824)	(15,054)
Funds receivable	(42,871)	(61,691)
Other current assets	1,258	(115,745)
Other non-current assets	1,140	(4,667)
Deferred tax assets and liabilities, net	616	(2,621)
Accounts payable	6,826	42,341
Funds payable and amounts due to customers	46,881	143,652
Accrued expenses and other liabilities	4,904	2,024
Deferred revenue and customer advances	1,744	7,850
Income taxes payable	4,371	7,867

Net cash provided by operating activities	190,006	366,245

Cash flows from investing activities:
Purchases of property and equipment	(43,908)	(70,912)
Purchases of investments	(135,153)	(823,783)
Maturities and sales of investments	218,360	517,428
Purchases of intangibles and certain non-current assets	—	(945)
Acquisitions, net of cash acquired	(4,389)	(34,663)

Net cash provided by (used in) investing activities	34,910	(412,875)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	217,385	173,089
Principal payments on long-term debt	(307)	(1,147)

Net cash provided by financing activities	217,078	171,942

Effect of exchange rate changes on cash and cash equivalents	3,111	(5,117)

Net increase in cash and cash equivalents	445,105	120,195
Cash and cash equivalents at beginning of period	1,109,313	1,381,513

Cash and cash equivalents at end of period	$1,554,418	$1,501,708

Net cash provided by operating activities	$190,006	$366,245
Less: Purchases of property and equipment	(43,908)	(70,912)

Free cash flow	$146,098	$295,333

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Type

	March 31,	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2003	2004
Transaction
U.S.	$234,876	$242,385	$256,076	$291,578	$326,217
Current quarter vs prior quarter	11%	3%	6%	14%	12%
Current quarter vs prior year quarter	49%	45%	41%	38%	39%
International	137,504	155,155	154,715	210,500	257,090
Current quarter vs prior quarter	28%	13%	0%	36%	22%
Current quarter vs prior year quarter	166%	146%	105%	96%	87%
Payments	93,179	99,363	106,350	130,561	155,513
Current quarter vs prior quarter	20%	7%	7%	23%	19%
Current quarter vs prior year quarter	1847%	2006%	1645%	68%	67%

Total transaction	465,559	496,903	517,141	632,639	738,820

Current quarter vs prior quarter	17%	7%	4%	22%	17%
Current quarter vs prior year quarter	118%	111%	96%	60%	59%
Advertising and other non-transaction revenues
U.S.	7,593	8,774	10,012	11,540	12,353
Current quarter vs prior quarter	(45%)	16%	14%	15%	7%
Current quarter vs prior year quarter	(75%)	(71%)	(59%)	(16%)	63%
International	1,313	1,432	1,760	2,261	2,400
Current quarter vs prior quarter	(23%)	9%	23%	28%	6%
Current quarter vs prior year quarter	59%	18%	96%	32%	83%
Payments	2,027	2,160	2,029	1,953	2,666
Current quarter vs prior quarter	(2%)	7%	(6%)	(4%)	37%
Current quarter vs prior year quarter	N/A	N/A	N/A	(5%)	32%

Total advertising and other non-transaction revenues	10,933	12,366	13,801	15,754	17,419

Current quarter vs prior quarter	(37%)	13%	12%	14%	11%
Current quarter vs prior year quarter	(65%)	(60%)	(45%)	(10%)	59%

Total net revenues	$476,492	$509,269	$530,942	$648,393	$756,239

Current quarter vs prior quarter	15%	7%	4%	22%	17%
Current quarter vs prior year quarter	94%	91%	84%	57%	59%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(U.S. Dollars In Thousands, Except Percentages)

Net Revenues by Segment

	March 31,	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2003	2004
U.S.	$242,469	$251,159	$266,088	$303,118	$338,570
Current quarter vs prior quarter	8%	4%	6%	14%	12%
Current quarter vs prior year quarter	29%	27%	29%	35%	40%
International	138,817	156,587	156,475	212,761	259,490
Current quarter vs prior quarter	27%	13%	0%	36%	22%
Current quarter vs prior year quarter	164%	143%	105%	95%	87%
Payments	95,206	101,523	108,379	132,514	158,179
Current quarter vs prior quarter	19%	7%	7%	22%	19%
Current quarter vs prior year quarter	1889%	2051%	1678%	66%	66%

Total net revenues	$476,492	$509,269	$530,942	$648,393	$756,239

Current quarter vs prior quarter	15%	7%	4%	22%	17%
Current quarter vs prior year quarter	94%	91%	84%	57%	59%

Net Revenues by Geography

	March 31,	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2003	2004
U.S. net revenues	$319,170	$331,322	$351,187	$404,833	$455,355
Current quarter vs prior quarter	10%	4%	6%	15%	12%
Current quarter vs prior year quarter	66%	64%	65%	39%	43%
% of total	67%	65%	66%	62%	60%
International net revenues	157,322	177,947	179,755	243,560	300,884
Current quarter vs prior quarter	28%	13%	1%	35%	24%
Current quarter vs prior year quarter	199%	177%	136%	97%	91%
% of total	33%	35%	34%	38%	40%

Total net revenues	$476,492	$509,269	$530,942	$648,393	$756,239

Current quarter vs prior quarter	15%	7%	4%	22%	17%
Current quarter vs prior year quarter	94%	91%	84%	57%	59%

eBay Inc.
eBay Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2003	2004
Confirmed Registered Users	68.8	75.3	85.5	94.9	104.8
Current quarter vs prior quarter	12%	9%	14%	11%	10%
Current quarter vs prior year quarter	49%	51%	56%	54%	52%
Active Users (1)	31.1	34.1	37.4	41.2	45.1
Current quarter vs prior quarter	12%	10%	10%	10%	9%
Current quarter vs prior year quarter	57%	57%	55%	49%	45%
Number of Listings	219.7	225.0	234.6	291.7	327.7
Current quarter vs prior quarter	12%	2%	4%	24%	12%
Current quarter vs prior year quarter	59%	55%	47%	49%	49%
Gross Merchandise Sales	$5,317	$5,635	$5,775	$7,052	$8,039
Current quarter vs prior quarter	16%	6%	2%	22%	14%
Current quarter vs prior year quarter	71%	66%	53%	53%	51%

(1)	Defined as all users, excluding Half.com, EachNet and Internet Auction, who bid, bought, or listed an item within the previous 12-month period.

eBay Inc.
PayPal Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2003	2003	2003	2003	2004
Revenue
Transaction	$92.2	$99.4	$106.4	$130.6	$155.5
Current quarter vs prior quarter	27%	8%	7%	23%	19%
Current quarter vs prior year quarter	92%	90%	83%	80%	69%
U.S.
International
Non- transaction	$2.0	$2.1	$2.0	$2.0	$2.7
Current quarter vs prior quarter	(5%)	7%	(5%)	0%	37%
Current quarter vs prior year quarter	150%	69%	67%	(5%)	32%
Total revenues	$94.2	$101.5	$108.4	$132.6	$158.2
Percent of revenue which is international	19.6%	21.0%	21.4%	23.2%	26.2%
Metrics
Total accounts	27.2	31.1	35.2	40.3	45.6
Current quarter vs prior quarter	17%	14%	13%	14%	13%
Current quarter vs prior year quarter	77%	75%	79%	73%	67%
Active accounts (1)	9.4	10.2	11.2	13.2	14.5
Total number of payments	50.5	53.7	57.4	68.2	79.2
Current quarter vs prior quarter	29%	6%	7%	19%	16%
Current quarter vs prior year quarter	90%	86%	83%	74%	57%
Total payment volume	$2,628	$2,843	$3,044	$3,711	$4,321
Current quarter vs prior quarter	23%	8%	7%	22%	16%
Current quarter vs prior year quarter	80%	76%	70%	74%	64%
Auction as % of total payment volume	67%	66%	67%	69%	70%
Transaction rates
Transaction revenue rate	3.51%	3.50%	3.49%	3.52%	3.60%
Transaction processing expense rate	1.27%	1.30%	1.25%	1.23%	1.25%
Transaction loss rate	0.34%	0.32%	0.22%	0.31%	0.27%

(1)	Defined as users that sent or received at least one payment during the quarter

eBay Inc.
Guidance Summary
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from such guidance. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com.

	Three months ending June 30, 2004
	GAAP	Adjustments			Pro Forma (a)
Net revenue	$760	—			$760
Diluted EPS	$0.24	$0.02	(b	)	$0.26

	Three months ending September 30, 2004
	GAAP	Adjustments			Pro Forma (a)
Net revenue	$765	—			$765
Diluted EPS	$0.24	$0.01	(b	)	$0.25

	Three months ending December 31, 2004
	GAAP	Adjustments			Pro Forma (a)
Net revenue	$869	—			$869
Diluted EPS	$0.29	$0.02	(b	)	$0.31

	Year ending December 31, 2004
	GAAP	Adjustments			Pro Forma (a)
Net revenue	$3,150	—			$3,150
Diluted EPS	$1.06	$0.07	(b	)	$1.13
Effective Tax Rate	30%	1%	(c	)	31%

(a)	Pro forma guidance reflects estimated quarterly adjustments for amortization of acquired intangible assets of approximately $15 million, payroll taxes on employee stock options of approximately $2 - $4 million, stock based compensation of approximately $300 - $600 thousand and other adjustments estimated to result in an operating margin adjustment of 2 - 3% for each of the quarters in the year ending December 31, 2004.

(b)	Net of tax, the above pro forma items are estimated to result in a $0.01 - $0.02 per diluted share adjustment for each of the quarters in the year ending December 31, 2004.

(c)	Adjustments to the pro forma effective tax rate reflect the impact on the effective tax rate of the pro forma adjustments.